                                                                    Exhibit 12.2

              Computation of Ratio of Earnings to Fixed Charges for
                         Hanover Equipment Trust 2001A
                  (Amounts in thousands of dollars) (unaudited)



                                                         For the period from
                                                       August 2, 2001(inception)
                                                        to September 30, 2001
                                                       -------------------------


Earnings:
Net loss (pretax)                                                $ (824)

Add:
Interest on rental equipment                                      2,267
                                                              -----------
   Earnings                                                       1,443
                                                              -----------


Fixed charges: Interest on rental equipment                       2,267
                                                              -----------

Ratio of earnings to fixed charges                                --(a)
                                                              ===========



(a) Due to the trust's loss in the period from August 2, 2001 (inception) through September 30, 2001, the ratio coverage was less than 1:1. Additional earnings of $824 thousand are needed by the trust to achieve a one to one ratio.